EXHIBIT 19

INSIDER TRADING POLICY – POLICY NUMBER LG-09

Role	Name	Date
Prepared	Legal Department	2016/2017
Approved	The Board of Directors	January 27, 2017
Effective	January 27, 2017 – Last Updated December 5, 2024
Electronic copies valid without signature. Master files are stored electronically and are available to all individuals within the scope of this document. Printed copies are for reference only.

1
Purpose

This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of REV Group, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business.

2
Scope

This Policy applies to all officers, directors and employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. Any such other persons will be notified by the General Counsel.

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household or to whom you provide significant financial support and any family members who do not live in your household but whose transactions in Company Securities (as defined below) are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities, as well as family trusts, family partnerships and similar entities controlled by you or any such person (collectively “Related Persons”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to securities transactions of such other persons where the purchase or sale decision is made by one or more third parties not controlled by or related to you or such other persons.

3
Summary

The Company’s Board of Directors has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are in possession of material nonpublic information about a company through the course of their employment or service as a director from: (i) trading in securities of that company (including Company Securities and the securities of other companies that could be impacted by the information) until the information has been adequately disclosed to the public; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

4
Policy

1.
Transactions Subject to the Policy. This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, restricted stock units or any other type of securities that the Company may issue, including, but not limited to, preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.

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2.
Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Related Persons also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the legal organization of the Company or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
3.
Statement of Policy. It is the policy of the Company that a director, officer or other employee of the Company (or any other person designated by this Policy or by the General Counsel as subject to this Policy) who is aware of material nonpublic information relating to the Company may not, directly, or indirectly through Related Persons:
•
engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”
•
recommend the purchase or sale of any Company Securities;
•
disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
•
assist anyone engaged in the above activities in contravention of this Policy.

In addition, it is the policy of the Company that a director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of his or her employment or service as a director, comes into possession of material nonpublic information about another company, including a customer or supplier of the Company, may not trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

4.
Definition of Material Nonpublic Information.

4.1 Material Information. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider that information important in making an investment decision. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by courts and enforcement authorities with the benefit of hindsight.

While it is not possible to define all categories of material information, some examples of information that ordinarily could be regarded as material are:

•
projections of future earnings or losses, or other earnings guidance;
•
actual or anticipated quarterly and annual revenue, earnings, dividends and other financial information;

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•
pending material changes to the company’s credit rating by Moody’s and / or S&P;
•
pending material changes to ratings re Buy/Hold/Sell and /or EPS/EBITDA and targets by analysts following the Company;
•
changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•
a pending or proposed merger, business acquisition, tender offer, joint venture, restructuring, disposition, or the expansion or curtailment of operations;
•
significant cybersecurity or data protection events, including but not limited to any breach of information systems that compromises the functioning of the Company’s information or other systems or results in the exposure or loss of customer information;
•
significant related party transactions;
•
a change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•
bank borrowings or other financing transactions out of the ordinary course;
•
the establishment of a repurchase program for Company Securities;
•
a change in the Company’s pricing or cost structure;
•
major marketing changes;
•
a not-yet-announced change in officers;
•
a change in auditors or notification that the auditor’s reports may no longer be relied upon;
•
pending or threatened significant litigation or governmental investigation, or the resolution of such matters;
•
significant regulatory developments;
•
impending bankruptcy or the existence of severe liquidity problems;
•
operational developments that could affect the Company’s financial performance or forecasts, such as changes in the Company’s relationship with a key customer or supplier; and
•
the imposition of a ban on trading in Company Securities or the securities of another company.

4.2 Nonpublic Information. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a webcast available to the public generally after appropriate advance notice has been given or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers or institutional investors.

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Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information is considered nonpublic until the end of the first full trading day after the information is released. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time a director, officer or employee who was in possession such information can buy or sell Company Securities is the opening of the market on Wednesday (assuming he or she is not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time such director, officer or employee can buy or sell Company Securities is the opening of the market on Thursday (again assuming he or she is not aware of other material nonpublic information at that time). Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

5.
Transactions Under Company Plans. This Policy does not apply in the case of the following transactions, except as specifically noted:
5.1
Stock Option Exercises. This Policy does not apply to the exercise of a stock option acquired pursuant to a Company equity incentive plan or to a transaction in which a person has elected to have the Company withhold shares subject to an option award to satisfy tax withholding requirements. This Policy does, however, apply to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
5.2
Restricted Stock and Similar Awards. This Policy does not apply to the vesting of restricted stock, the settlement of restricted stock units, performance stock units or similar awards, or to a transaction in which you elect to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock or the vesting or settlement of any restricted stock unit or performance stock unit. The Policy does apply, however, to any market sale of restricted stock or Company Securities received upon the settlement of any restricted stock unit, performance stock unit or similar award.
6.
Transactions with the Company. Any purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
7.
Gifts and Other Transactions Not Involving a Purchase or Sale. Unless otherwise approved by the General Counsel in limited circumstances, bona fide gifts of Company Securities should only be made (i) when the person making the gift is not in possession of material nonpublic information and (ii) inside a Window Period (as described below)..Bona fide gifts of Company Securities are otherwise subject to this Policy. Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.
8.
Prohibited Transactions. The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It is therefore the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions:
8.1
Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term share market performance instead of the Company’s long-term business objectives. For these reasons, and in accordance with Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any director, or officer of the Company who is an “insider” subject to Section 16 of the Exchange Act (“Section 16 Officer”), who purchases Company Securities may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).
8.2
Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits Section 16 Officers and directors from engaging in short sales.
8.3
Publicly or Privately Traded Options. Given the relatively short term nature of certain options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, public or private transactions in put options, call options or other derivative securities are prohibited by this Policy.

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8.4
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.
8.5
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, executive officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.
8.6
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below), including orders placed with a broker to sell or purchase Company Securities at a specified minimum or maximum price, create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be used only for a brief period of time (not to exceed three business days) and must otherwise comply with the restrictions and procedures in this Policy.
9.
Additional Procedures. The Company has established additional procedures to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.
9.1
Pre-Clearance Procedures. Directors, executive officers and other persons who are designated by the General Counsel as being subject to these procedures (because they are in a position to routinely become aware of material nonpublic information or otherwise) may not engage in any transaction in Company Securities (other than as specified by this Policy) without first obtaining pre-clearance of the transaction from the General Counsel. A request for pre-clearance should be submitted to the General Counsel at least two trading days in advance of the proposed transaction. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the General Counsel. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale. After receiving clearance to engage in a trade from the General Counsel, the requestor must complete the proposed trade within three trading days or make a new trading request.

9.2
Quarterly Trading Restrictions. Directors, executive officers and other persons who are designated by the General Counsel as being subject to these procedures (because they are in a position to routinely become aware of material nonpublic information or otherwise) may not engage in any transaction in Company Securities (other than as specified by this Policy), except during a “Window Period” Generally, a Window Period will occur each fiscal quarter beginning after one full trading day following the public release of the Company’s earnings results with respect to the preceding fiscal quarter and ending at the end of the fifteenth (15th) day of the last month of the next fiscal quarter. Affected persons will be sent notice of each Window Period. There could be events or circumstances that may alter the opening or closing of a Window Period, as determined by the General Counsel. Any period outside of the Window Period shall be deemed a “Blackout Period.”
9.3
Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the General Counsel may not trade Company Securities. In addition, the Company’s financial results may be

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sufficiently material in a particular fiscal quarter that, in the judgment of the General Counsel designated persons should refrain from trading in Company Securities prior to the commencement of the Blackout Period. In that situation, the General Counsel may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the General Counsel has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.
9.4
Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Transactions with the Company.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”
10.
Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5 for securities transactions executed according to a plan entered into when the trader does not have material nonpublic information about the company. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the rule and this Policy (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1 and this Policy, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must and meet the requirements of Rule 10b5-1 and the following criteria:

–Plans must be approved by the General Counsel. Plans must be submitted for approval at least five days prior to the intended date of signature. No further pre-approval of transactions conducted pursuant to an approved plan will be required.

-Plans must be entered into during a Window Period at a time when the person entering into the plan is not aware of material nonpublic information.

- A person must act in good faith with respect to a Rule 10b5-1 Plan when the plan is adopted and for the duration of the plan, and must not enter into a Rule 10b5-1 Plan as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

-Each plan must include, or be accompanied by, a representation by the person certifying that (a) such person is not in possession of material nonpublic information about the Company or its securities and (b) the plan is being adopted in good faith and not as part of a plan to evade the prohibitions of Rule 10b-5.

-Once the plan is adopted, the insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.

-The plan must either (a) specify the amount of securities to be sold and the price at which and the date on which the securities are to be sold, or (b) specify or set an objective formula or algorithm for determining the amount of stock to be sold and the price at which and the date on which the securities are to be sold; plans should not permit stock trades at broker discretion.

-Each Rule 10b5-1 Plan must provide for delayed effectiveness after adoption or amendment (a “Cooling-Off Period”). For persons who are directors or officers, each Rule 10b5-1 Plan must specify that trades may not execute under the Rule 10b5-1 Plan until the later of (a) 90 days after the date of adoption or amendment of the Rule 10b5-1 Plan and (b) 2 business days following the Company’s filing of a quarterly or annual report covering the financial reporting period in which the Rule 10b5-1 Plan was adopted or amended, but in no event later than 120 days after the date of adoption or amendment of the Rule 10b5-1 Plan. For all other persons, each Rule 10b5-1 Plan must specify that trades may not execute under the Rule 10b5-1 Plan for a period of at least 30 days after the date of adoption or amendment of the Rule 10b5-1 Plan.

-Once implemented, amendments, suspensions, modifications, or terminations of plans will not be permitted without approval of the General Counsel. An insider may voluntarily amend a Rule 10b5-1 Plan only (a) during Window Period and (b) when the insider does not otherwise possess material nonpublic information about the Company. An insider may make amendments to a Rule 10b5-1 Plan without triggering a Cooling-Off Period so long as the amendment does not change the pricing provisions of the Rule 10b5-1 Plan, the amount of securities covered under the Rule 10b5-1 Plan or the timing of trades under the Rule 10b5-1 Plan, or where a broker executing trades on behalf of the insider is substituted by a different broker (so long as the purchase or sales instructions remain the same).

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-Only cash sales are permitted.

-No overlapping plans will be permitted, except that a written, irrevocable election (an “Election”) by an insider to sell a portion of shares as necessary to satisfy statutory tax withholding obligations arising solely from the vesting of compensatory awards (not including options) (“Sales to Cover”) is permitted, provided that (a) the Election is made during a Window Period under this Policy, (b) at the time of the Election, the insider is not aware of any material, nonpublic information with respect to the Company or any Company Securities, (c) the Sales to Cover are made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, (d) the insider does not have, and will not attempt to exercise, authority, influence or control over any such Sales to Cover, and (e) the Election contains appropriate representations as to clauses (b)-(d).

11.
Post-Termination Transactions. This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.
12.
Restrictions on Purchases of Company Securities. In order to prevent market manipulation, the SEC adopted Regulation M under the Exchange Act. Regulation M generally restricts the Company or any of its affiliates from buying Company stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. You should consult with the Company’s General Counsel, if you desire to make purchases of Company stock during any period that the Company is conducting an offering. Similar considerations may apply during a period when the Company is conducting or has announced a tender offer.
13.
Consequences of Violations. The purchase or sale of securities while aware of material nonpublic information is prohibited by U.S. federal and state laws. Furthermore, it is illegal for any insider in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities (this is called “tipping”). Insider trading violations are pursued vigorously by the SEC, the Financial Industry Regulatory Authority (“FINRA”), U.S. Attorneys and state enforcement authorities as well as foreign regulatory authorities. A breach of the insider trading laws could expose the insider or anyone who trades on information provided by an insider to criminal fines and imprisonment, in addition to civil penalties and injunctive actions. Even if allegations of insider trading do not lead to a conviction, defending against such allegations is expensive. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. In addition to the formal sanctions summarized above, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

14.
Company Assistance. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel.

5
Other

Certification. All persons subject to this Policy will certify electronically or otherwise that they have received a copy of this Policy, that they will comply with the Policy, and that all known or suspected violations of the Policy have been reported.

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